Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono
Vice President, Investor Relations
412 787-6795

— NEWS RELEASE –

CALGON CARBON ANNOUNCES LABOR AGREEMENT AT NEVILLE ISLAND PLANT

PITTSBURGH, PA – January 31, 2005 – Calgon Carbon Corporation (NYSE: CCC) (the “Company”) announced today that it has reached agreement for a three-year labor contract with a unit of Local 5032-15 of the United States Steelworkers of America which represents approximately 60 employees at the company’s Neville Island, Pennsylvania activated carbon manufacturing plant. The contract is effective February 1, 2005 and will expire on February 1, 2008. It provides for wage improvements over its term.

Commenting on the contract, John S. Stanik, Calgon Carbon’s president and chief executive officer said, “I am very pleased that we have reached an agreement with our Neville Island workers that represents the interests of both the employees and the company.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.